Exhibit 99.7

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 4, 2016 by and among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), TCH Sapphire Limited, a British Virgin Islands company (“TCH”), C-Travel International Limited, a Cayman Islands company (“C-Travel”), Ocean Imagination L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“Ocean”), Luxuriant Holdings Limited, a Cayman Islands company (“Luxuriant” and together with TCH, C-Travel and Ocean, the “Investors” and each, an “Investor”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, each of the Investors, Parent and Merger Sub entered into an Interim Investors Agreement (the “Interim Investors Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees and certain other matters including the sharing among the Investors of expenses and any termination fee that may become payable by the Company to Parent or Parent to the Company, as applicable;

WHEREAS, as of the date hereof, each Investor is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain (a) ordinary shares, par value US$0.01 of the Company (“Ordinary Shares”) (including Shares represented by American Depositary Shares (the “ADSs”) each representing two Ordinary Shares) and/or (b) high-vote ordinary shares, par value US$0.01 of the Company (“High-Vote Ordinary Shares” which, together with the Ordinary Shares, may hereinafter be referred to as “Shares”), as set forth in the column titled “Owned Shares” opposite such Investor’s name on Schedule A hereto (such Shares, together with any other Shares and securities of the Company acquired (whether beneficially or of record) by such Investor after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Investor’s obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company RSU Awards, or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Investor agrees to (a) the cancellation of the Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Investor’s name on Schedule A hereto (the “Rollover Shares”) for no consideration, and (b) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, and vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Investors are entering into this Agreement; and

WHEREAS, the Investors acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Investors set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1            Voting.  From and after the date hereof until the earlier of (x) the Effective Time, and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Investor hereby irrevocably and unconditionally agrees that at the Shareholder Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (f) hereof is to be considered (and any adjournment or postponement thereof), such Investor shall (i) appear or cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Investor’s Securities:

(a)           for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger,

(b)           against any Competing Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c)           against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Investor of its obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Governing Documents, except if approved in writing by Parent; or (iv) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d)           against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Investor contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e)           in favor of any other matter necessary to effect the Transactions, including the Merger, and

(f)            in favor of any adjournment or postponement of the Shareholder Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) — (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

Section 1.2            Restrictions on Transfers.  Except as provided for in Article II below or pursuant to the Merger Agreement, each Investor hereby agrees that, from the date hereof until the Expiration Time, such Investor shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) that has, or could reasonably be expected to have, the effect of reducing or limiting such Investor’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of such Investor set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Investor from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

ARTICLE II
Cancellation; Subscription

Section 2.1            Cancellation.  Subject to the terms and conditions set forth herein, (a) each Investor agrees that, at the Effective Time, all of its Rollover Shares (including those represented by ADSs) shall be cancelled at no consideration in connection with the Merger, and (b) other than its Rollover Shares, all equity securities of the Company held by any such Investor, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.  Each Investor will take all actions necessary to cause the number of Rollover Shares (including those represented by ADSs) opposite such Investor’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2            Subscription.  Subject to the terms and conditions set forth herein, at the Closing each Investor shall, or shall cause its Affiliate to, subscribe for and purchase, and the Parent shall issue and sell to such Investor, such number of Parent Shares as set forth opposite such Investor’s name on Schedule B hereto, for an aggregate purchase price equal to the subscription amount set forth opposite such Investor’s name on Schedule B hereto (each such amount, a “Subscription Amount”).

Section 2.3            Issuance of Parent Shares.  Immediately prior to the Closing, in consideration for (a) the cancellation of the Rollover Shares (including those represented by ADSs) held by each Investor in accordance with Section 2.1, Parent shall issue to such Investor (or, if designated by such Investor in writing, an Affiliate of such Investor), the number of newly issued (i) ordinary shares of Parent, par value US$0.0005 per share (“Parent Ordinary Shares”) and/or (ii) convertible participating preferred shares of Parent, par value US$0.0005 per share (“Parent Preferred Shares” which, together with the Parent Ordinary Shares, may hereinafter referred to as “Parent Shares”), in each case, as set forth in the column titled “Parent Shares” opposite such Investor’s name on Schedule A hereto, at a consideration per share equal to its par value and (b) the payment by an Investor of the applicable Subscription Amount in accordance with Section 2.2, Parent shall issue to such Investor (or, if designated by such Investor in writing, an Affiliate of such Investor), the number of newly issued Parent Shares, in each case, as set forth in the column titled “Parent Shares” opposite such Investor’s name on Schedule B hereto.  Each Investor hereby acknowledges and agrees that (i) delivery of the Parent Shares set forth opposite such Investor’s name on Schedule A hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Investor by Parent and Merger Sub in respect of the Rollover Shares (including those represented by ADSs) held by such Investor and cancelled at the Effective Time as contemplated by Section 2.1 above, (ii) delivery of the Parent Shares set forth opposite such Investor’s name on Schedule B hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Investor by Parent and Merger Sub in respect of the Subscription Amount paid by such Investor as contemplated by Section 2.2 above and (iii) such Investor shall have no right to any Merger Consideration in respect of the Rollover Shares (including those represented by ADSs) held by such Investor.

Section 2.4            Closing.  Subject to the satisfaction in full (or waiver, if permissible, in accordance with the Interim Investors Agreement) of all of the conditions set forth in Section 8.1 and Section 8.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the closing contemplated under the Merger Agreement (the “Closing”).  For the avoidance of doubt, (a) Schedule A sets forth opposite each Investor’s name the number and class of (i) Rollover Shares (including those represented by ADSs) of such Investor, (ii) Shares owned by such Investor as of the date hereof, and (iii) Parent Shares to be issued to such Investor in connection with the cancellation contemplated by Section 2.1, and (b) Schedule B sets forth opposite each Investor’s name the (i) Subscription Amount payable by such Investor, and (ii) Parent Shares to be issued to such Investor in connection with the subscription contemplated by Section 2.2.

Section 2.5            Deposit of Rollover Shares.  No later than three (3) business days prior to the Closing, each Investor and any agent of such Investor holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.  To the extent that any Rollover Shares of an Investor are held in street name or otherwise represented by ADSs, such Investor shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement.

ARTICLE III
Representations, Warranties and Covenants of the Investors

Section 3.1            Representations and Warranties.  Each Investor, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Closing:

(a)           such Investor has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Investor’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)           this Agreement has been duly executed and delivered by such Investor and the execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Investor and no other corporate or similar actions or proceedings on the part of such Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)           assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions;

(d)           (i) such Investor (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and, as of the Closing will have, sole or shared (together with Affiliates controlled by such Investor) voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable

United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement and the Interim Investors Agreement; (ii) except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Investor is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which such Investor is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Investor has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Investor does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Investor has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares;

(e)           except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Investor for the execution, delivery and performance of this Agreement by such Investor or the consummation by such Investor of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Investor, nor the consummation by such Investor of the transactions contemplated hereby, nor compliance by such Investor with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Investor, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Investor pursuant to any Contract to which such Investor is a party or by which such Investor or any property or asset of such Investor is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Investor of its obligations under this Agreement, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Investor or any of such Investor’s properties or assets;

(f)            on the date hereof, there is no Legal Proceeding pending against such Investor or, to the knowledge of such Investor, any other person or, to the knowledge of such Investor, threatened against any such Investor or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Investor of its obligations under this Agreement;

(g)           such Investor has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Investor acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Investor’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h)           such Investor understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Investor’s execution, delivery and performance of this Agreement.

Section 3.2            Covenants.  Each Investor hereby:

(a)           agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Investor contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Investor of its obligations under this Agreement;

(b)           irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Investor may have with respect to such Investor’s Securities (including, without limitation, any rights under Section 238 of the CICL);

(c)           agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Investor’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Investor’s commitments, arrangements and understandings under this Agreement;

(d)           agrees and covenants, severally and not jointly, that such Investor shall promptly notify Parent of any new Shares and other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Investor, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e)           agrees and covenants that each Investor who is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing, Outbound Investments and Inbound Investments by PRC Residents(关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知), issued on July 4, 2014 (or any successor Law, rule or regulation) and (ii) complete such registration prior to the Closing; and

(f)            agrees further that, upon request of Parent, such Investor shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
Representations and Warranties of Parent

Section 4.1            Parent represents and warrants to each Investor that as of the date hereof and as of the Closing:

(a)           Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by the Investors, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

(b)           Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(c)           At and immediately after the Closing, the authorized share capital of Parent shall consist of 100,000,000 Parent Shares (comprised of 50,000,000 Parent Ordinary Shares and 50,000,000 Parent Preferred Shares), of which a number of Parent Shares as set forth in Schedule A and Schedule B shall be issued and outstanding (collectively, the “Issued Shares”).  The Issued Shares, together with the Parent Shares to be issued to the Sponsors and certain members of management or their respective Affiliates at the Closing pursuant to the Interim Investors Agreement and the Equity Commitment Letters, shall be all of the Parent Shares outstanding at and immediately after the Closing.

(d)           At the Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V
Termination

Section 5.1            This Agreement, and the obligations of the Investors hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing, and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement.  Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.  If for any reason the Merger fails to occur but the Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Investor to the position it was in with respect to ownership of the Rollover Shares prior to the Closing.

ARTICLE VI
Miscellaneous

Section 6.1            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2            Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.3            Entire Agreement.  This Agreement, the Interim Investors Agreement, the Merger Agreement, and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4            Specific Performance.  Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for any actual or threatened breach of this Agreement.  Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement.

Section 6.5            Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Investors and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that none of this Section 6.5 and the provisions with respect to which the Company is expressly made a third party beneficiary shall be amended or waived without the Company’s prior written consent.

Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6            Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Entity, the contribution and cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Section 6.7            Dispute Resolution.

(a)           (b)           Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.6, any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)           Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules.  Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.8            Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement, provided that, (i) subject to Sections 6.6 and 6.7 hereof, the Company is an intended third party beneficiary with respect to the provisions set forth under Article I and this Article VI, and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the Investors to comply with their obligations under such provisions, and (ii) to the extent the Company has obtained an Order of specific performance pursuant to, and subject to the conditions in, Section 10.11 of the Merger Agreement, and subject further to Sections 6.6 and 6.7 hereof, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby (other than by Article I and Article VI) and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the Investors to comply with their obligations under Article II hereof.

Section 6.9            Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Investor, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10          No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11          Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Investors fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

CHINA E-DRAGON HOLDINGS LIMITED

By:	/s/ Lin Haifeng
Name:	Lin Haifeng
Title:	Director

Notice details:

Address: the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY 1-9008, Cayman Islands
Attention:
Facsimile:

With a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Steven J. Williams
Facsimile:	+1 (212) 757-3990

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

INVESTORS

TCH SAPPHIRE LIMITED

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Director

Notice details:

Address:	c/o Tencent Holdings Limited
Level 29, Three Pacific Place,
No. 1 Queen’s Road East,
Wanchai, Hong Kong
Attention:	Compliance and Transactions Department
Email:	legalnotice@tencent.com

With a copy to (which alone shall not constitute notice):

Tencent Holdings Limited
Address:	Tencent Building, Keji Zhongyi Avenue
Hi-tech Park, Nanshan District,
Shenzhen 518057, PRC
Attention:	Mergers and Acquisitions Department
Email:	PD_Support@tencent.com

And a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Steven J. Williams
Facsimile:	+1 (212) 757-3990
Email:	swilliams@paulweiss.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Liang Jianzhang
Name:	Liang Jianzhang
Title:	Director

Notice details:

Address:	99 Fu Quan Road, Shanghai 200335
People’s Republic of China
Attention:	Chief Financial Officer
Facsimile:	+ 86 21 5251 0000

With a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom
Address:	42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention:	Z. Julie Gao, Esq./Haiping Li, Esq.
Facsimile:	+ 852 3740 4727
Email:	Julie.Gao@skadden.com/
Haiping.Li@skadden.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEAN IMAGINATION L.P.
A Cayman Islands exempted limited partnership

By: Ocean Voyage L.P.
its General Partner
By: Fortune Smart Holdings Limited
its General Partner

By:	/s/ Nanyan Zheng
Name:	Nanyan Zheng
Title:	Director

Notice details:

Address: Room A609, Bund Office Building, No. 868 Longhua East Road, Huangpu District
Shanghai P.R.C.
Attention: Nanyan Zheng
Facsimile:

With a copy to (which alone shall not constitute notice):

Fenwick & West LLP
Address: Unit 908, Kerry Parkside Office, No. 1155 Fang Dian Road, Pudong New Area, Shanghai, P.R.C.
Attention:	Karen Yan
Facsimile:	+ 86 (21) 8017 1299
Email:	karen.yan@fenwick.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

LUXURIANT HOLDINGS LIMITED

By:	/s/ Wang Li Qun
Name:	Wang Li Qun
Title:	Director

Notice details:

Address: Stone Capital, NO.4 Lane 163, South Maoming Rd, Shanghai
Attention: Jimmy Wang
Telephone: 86-21-60758990-103
Facsimile: 86-21-60758997

[Signature Page to Support Agreement]

SCHEDULE A
Rollover Shares

Investor	Owned Shares	Rollover Shares	Parent Shares
TCH Sapphire Limited	6,031,500 Ordinary Shares	6,031,500 Ordinary Shares	6,031,500 Parent Ordinary Shares
	5,038,500 High-Vote Ordinary Shares	5,038,500 High-Vote Ordinary Shares	5,038,500 Parent Preferred Shares

C-Travel International Limited	12,192,608 Ordinary Shares	12,192,608 Ordinary Shares	12,192,608 Parent Ordinary Shares
	16,634,711 High-Vote Ordinary Shares	16,634,711 High-Vote Ordinary Shares	16,634,711 Parent Preferred Shares

Ocean Imagination L.P.	6,185,649 Ordinary Shares	6,185,649 Ordinary Shares	6,185,649 Parent Ordinary Shares
	10,213,708 High-Vote Ordinary Shares	10,213,708 High-Vote Ordinary Shares	10,213,708 Parent Preferred Shares

Luxuriant Holdings Limited	1,030,942 Ordinary Shares	1,030,942 Ordinary Shares	1,030,942 Parent Ordinary Shares
	1,702,285 High-Vote Ordinary Shares	1,702,285 High-Vote Ordinary Shares	1,702,285 Parent Preferred Shares

A-1

SCHEDULE B
Subscription

Investor	Subscription Amount		Parent Shares
TCH Sapphire Limited	US$	80,000,000	8,908,791 Parent Preferred Shares
C-Travel International Limited	US$	0	0 Parent Shares
Ocean Imagination L.P.	US$	27,184,889	3,027,306 Parent Preferred Shares
Luxuriant Holdings Limited	US$	0	0 Parent Shares

B-1